Consent of Independent Registered Public Accounting Firm
The Board of Directors
Centennial Resource Development, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333‑215119) on Form S-8 of Centennial Resource Development, Inc. and subsidiaries (the Company) of our reports dated February 26, 2018, with respect to the consolidated balance sheets of Centennial Resource Development, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, shareholders’ (owners’) equity and cash flows for the year ended December 31, 2017 and the period October 11, 2016 through December 31, 2016 (Successor Company operations), and the period from January 1, 2016 to October 10, 2016 and for the year ended December 31, 2015 (Predecessor Company operations) and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of Centennial Resource Development, Inc.

/s/ KPMG LLP
Denver, Colorado
February 26, 2018